EXHIBIT 99.1

First BancTrust Corporation
101 South Central Avenue
Paris, IL 61944
(217) 465-6381

For Further Information:

Terry J. Howard
President and Chief Executive Officer
(800) 228-6381

March 5, 2008

FIRST BANCTRUST CORPORATION REPORTS FOURTH QUARTER RESULTS
and
DECLARES REGULAR QUARTERLY CASH DIVIDEND

•	Loans Increase 26% for the Year

•	Net Interest Income Improves

•	Provision for Loan Losses Increased Significantly

•	Fourth Quarter Net Income Declines

PARIS, Illinois, March 5, 2008 – First BancTrust Corporation (NASDAQ: FBTC) today reported net income for the fourth quarter of 2007 of $179,000, or 8 cents per diluted share. This compares with net income of $336,000, or 14 cents per diluted share in the fourth quarter a year ago. For the fiscal year ended December 31, 2007, the Company posted net income of $1.06 million, or 47 cents per diluted share, compared with net income of $1.12 million, or 48 cents per diluted share a year earlier.

“The Year 2007 will linger in our memories as one of the toughest years we have experienced. We increased the balance of our loan portfolio by $49.5 million from $185.4 million at year end 2006 to $234.9 million at year end 2007. But most of this 26.6% increase was achieved during the later months of the year reducing the positive impact on income for 2007. We were able to improve Net Interest Income over the year, especially during the fourth quarter. The positive change in the interest rate yield curve that followed the first FOMC rate cuts enhanced our efforts to improve net interest income. This action also had a lagging impact on our net interest income, but we were still able to achieve an increase of 8.0% in the fourth quarter, bringing the annual improvement to 3.9%,” stated Terry J. Howard, president and chief executive officer.

Although the quality of our loan portfolio has continually improved over all, management identified certain specific credits, weakened by both non-economic and economic events, which required the recognition of actual and anticipated losses in the fourth quarter. The total amount of the provision for loan losses of $329,000 was $189,000 greater than anticipated earlier in the year. As a result, net earnings for the fourth quarter were reduced to 53 percent of net earnings for the same quarter last year. The amount of provision for loan losses during the fourth quarter brought the total provision for 2007 to $775,000, which is $545,000 more than for all of 2006. Consequently, net earnings for all of 2007 were reduced to 95% of net earnings for 2006. The increase in the provision for loan losses is primarily attributable to a few, mature commercial credits, but we did seek to maintain sufficient reserves to provide for unknown losses based on historical trends in each of our portfolios.

“We also determined during the fourth quarter that we would not continue operations of our second location in Rantoul, Illinois. We were unable to negotiate lease terms that would have allowed us to operate profitably at any time in the foreseeable future. That location was closed effective January 31, 2008. This branch closure should enhance the efficiency of our operations in Rantoul without hampering our ability to provide a full range of financial services to the community,” stated Howard. He also noted that the entire management team is committed to continued improvements in both net interest income and net noninterest income.

Total assets increased by $15.8 million or 5.0% to $326.9 million as of December 31, 2007 from $311.1 million as of December 31, 2006. This growth was funded primarily through increases in Federal Home Loan Bank Advances of $23.0 million offset by declines in deposits of $10.5 million which was primarily attributable to the non-renewal of DTC eligible certificates of deposit.

Net Interest Income

The increase in net interest income for the year was primarily the result of the increase in interest earning assets of nearly $21.7 million. Interest income grew by $2.2 million from $16.3 million in the prior year to $18.5 million in 2007. However, interest expense increased by $1.9 million rising to $10.3 million from $8.4 million in 2006. Relatively high interest rates on certificates of deposit gathered in our local markets, which continued through the end of the year, accounted for most of the growth in deposits and as a result for the majority of the increase in interest expense.

Noninterest Income

Noninterest income for 2007 was $3.8 million compared to $3.5 million for 2006, an increase of $322,000. The 9.3% increase was primarily a result of increases in account service fees, other service charges and fees, net realized gains on sales of available-for-sale securities, and other income, partially offset by a decrease in net loan servicing fees.

Noninterest Expense

Noninterest expense for 2007 was $9.9 million compared to $9.8 million for 2006, an increase of $88,000 or 0.9%. The slight increase was primarily due to net occupancy expense, data processing fees, and net foreclosed assets expense, partially offset by reductions in salaries and employee benefits, professional fees, and amortization of loan servicing rights.

Outlook

“The FOMC did not act to reduce interest rates as quickly as we had anticipated. But while our interest margin continued a slowing decline, we were able to grow and diversify our loan portfolio. As a result net interest income increased during the year. Operating expense reductions initiated in 2006 were sustained throughout the year and should continue in the future. The rapid growth in our loan portfolio in the second half of the year was largely funded by locally gathered, higher-costing certificates of deposit. We will continue our marketing efforts to attract lower-cost, core deposits which now account for about 39 percent of the growth in deposits and utilize other lower-cost sources of funds,” Howard noted.

“We firmly believe that we must demonstrate the advantages of dealing with a community bank to our current and potential customers. During the upcoming year, we will build on the improvement we achieved in net interest income, based on an enhanced net interest margin. We will also continue to develop new products and services as sources of fee income while continuing to keep operating expenses in check,” Howard concluded.

Quarterly Dividend

Howard also announced that the Board of Directors had declared a regular quarterly cash dividend of 6 cents per common share, payable March 7, 2008 to stockholders of record at the close of business on February 22, 2008. This marks the 26th consecutive quarterly dividend the Company has paid.

About First BancTrust

First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall, Savoy, Rantoul, and Martinsville, Illinois.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

... tables follow ...

First BancTrust Corporation
Selected Financial Information
(in thousands of dollars except share data)

Balance Sheet Data	Dec. 31,	Dec. 31,
	2007	2006
	(unaudited)

Total Assets	$326,875	$311,058
Cash And Cash Equivalents	10,339	28,791
Investment Securities	53,959	69,295
FHLB Stock	3,749	3,749
Loans Held For Sale	394	836
Loans, Net of Allowance for Loans Losses of $2,091 and $2,222	234,855	185,444
Deposits	232,139	242,603
Federal Home Loan Bank Advances	55,800	32,800
Stockholders’ Equity	26,501	26,656

Book Value Per Common Share	$12.07	$11.50

Summary Of Operations	3 Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)

Interest Income	$4,846	$4,319	$18,489	$16,292
Interest Expense	2,740	2,369	10,274	8,385

Net Interest Income	2,106	1,950	8,215	7,907

Provision For Loan Losses	329	67	775	230

Net Interest Income After Provision For Loan Losses	1,777	1,883	7,440	7,677
Noninterest Income	966	848	3,783	3,462
Noninterest Expense	2,545	2,351	9,872	9,784

Income Before Income Tax	198	380	1,351	1,355
Income Tax Expense	19	44	295	239

Net Income	$179	$336	$1,056	$1,116

Share Data
Weighted Avg. Shares Out. — Basic	2,120,031	2,211,755	2,146,063	2,207,980
Weighted Avg. Shares Out. — Diluted	2,189,251	2,304,231	2,234,141	2,313,982

Basic Earnings Per Share	$0.08	$0.16	$0.49	$0.51
Diluted Earnings Per Share	$0.08	$0.14	$0.47	$0.48

Ratios Based On Net Income
Return on Average
Stockholders’ Equity	2.70%	5.06%	4.00%	4.26%
Return On Average Assets	0.23%	0.45%	0.35%	0.40%